Exhibit (b)

[LOGO GMAC]

                                                         As of November 23, 2005

Saker Holdings Corp.
922 Highway 33
Freehold, NJ 07728

Attention: Richard Saker

Gentlemen:

GMAC Commercial Finance LLC ("GMAC CF") is pleased to commit to provide a senior secured and junior secured credit facility which aggregate $105 million (collectively, the "Credit Facilities") to be provided to Borrower (as defined below). The Credit Facilities would be used to provide the funds required to finance the purchase (the "Acquisition") of 100% of the outstanding stock of Foodarama Supermarkets, Inc. ("Foodarama") not owned or controlled by Borrower, provide funds required to finance the purchase of up to 46,000 shares of the outstanding stock of Foodarama owned or controlled by affiliates of Borrower, finance a loan by SHC to Richard Saker to permit Mr. Saker to repay in full a margin loan encumbering certain capital stock issued by Foodarama, refinance existing indebtedness of Foodarama and its subsidiaries and provide for the ongoing working capital and the capital expenditure needs of the Borrower.

The terms and conditions upon which GMAC CF offers the Credit Facilities are as follows:

Borrower:                Saker Holdings Corp ("SHC"),  an acquisition vehicle to
                         be  formed by  certain  members  of the  Saker  Family.
                         Immediately after the Acquisition,  SHC,  Foodarama and
                         Foodarama's operating subsidiaries will become the joint and several Borrower under the Credit Facilities.

Guarantor(s):            Borrower's  parent  and all of  Borrower's  direct  and
                         indirect non-Borrower subsidiaries.

Lender:                  GMAC  CF  and   such   other   financial   institutions
                         acceptable to GMAC CF that become a party to the credit agreement.

Agent:                   GMAC CF

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Credit Facilities:       1. The Senior Credit Facility shall be comprised of the
                         following loans and facilities and shall be secured by a first priority security interest in all of the Collateral (defined below):

                         A) A five (5) year $40,000,000 Revolving Credit Facility, governed by a borrowing base consisting of the sum of:

                               1) Up to 65% of eligible inventory, plus

                               2) The  lesser  of (i)  $7,000,000  or  (ii)  "in
                                  transit cash" subject to Agent's perfected first priority security interests.

                         The Revolving Credit Facility shall include a $4,500,000 sub-limit for letters of credit. The outstanding face amount of all letters of credit shall be subject to a 100% reserve against availability under the Revolving Credit Facility.

                         B) A five (5) year term loan in the principal amount of $35,000,000 ("Term Loan A"). Term Loan A shall be available in one draw on the closing date and shall be payable in equal quarterly installments of principal commencing on April 1, 2006, according to the following amortization schedule (with the outstanding balance due at maturity):

                               Loan Year         Amortization
                               ---------         ------------
                               One                $7,000,000
                               Two                $7,000,000
                               Three              $7,000,000
                               Four               $7,000,000
                               Five               $7,000,000

                         2. The Junior Credit Facility shall be a five (5) year term loan in the principal amount of up to $30,000,000 secured by a second priority security interest in all of the Collateral ("Term Loan B"). Term Loan B shall be available in one draw on the closing date and shall be payable in equal quarterly installments of principal, each in the amount of $75,000 commencing on April 1, 2006, with the outstanding balance due at maturity. Term Loan B may be documented pursuant to separate agreements, including an intercreditor agreement in form and substance satisfactory to Agent.

                         In the event that Term Loan A is repaid in full prior to its stated maturity, all scheduled amortization payments that would have been required to be made on Term Loan A shall continue to be made and shall be applied to the payments due on Term Loan B, in the inverse order of their maturity.

                         Term Loan A and Term Loan B may hereinafter be collectively referred to as the "Term Loans".

Excess Cash Flow
Recapture and
Mandatory Prepayments:   In addition to the scheduled  payments described above,
                         Borrower shall be required to make an annual prepayment
                         in an amount equal to 50% of its "excess cash flow" (to
                         be  defined  in the  credit  agreement)  and  shall  be
                         required  to  make   prepayments   with  the   proceeds
                         resulting from the disposition of assets (other than the sale of inventory in the ordinary course of business), insurance settlements from casualty losses and from the sale of equity securities. Any such prepayments shall be applied first to the scheduled installments of Term Loan A and then to the scheduled installments of Term Loan B, in each case, in the inverse order of their maturity.

Borrowing Base
Monitoring:              Borrower's  inventory  shall be  monitored  by Agent to
                         enable determination of the borrowing base from time to time. Borrower shall deliver borrowing base reports on a weekly basis or more frequently, as Agent may require.

Interest Rate:           For the first loan year,  Borrower  shall pay  interest
                         under the Credit Facilities at the following rates, determined by adding the Margin over Basis to the Rate
                         Basis:

                                                                    Margin over
                                                     Rate Basis        Basis
                                                     ----------     -----------
                         Revolving Credit Facility   Prime Rate       2.5%
                                                     LIBOR            3.5%

                         Term Loan A                 Prime Rate       3.0%
                                                     LIBOR            4.0%

                         Term Loan B                 Prime Rate       6.25%
                                                     LIBOR            7.25%

                         Following the first anniversary date, the Margin over Basis with respect to the Revolving Credit Facility and Term Loan A shall be subject to quarterly adjustments based on a grid to be determined.

                         Interest shall be payable monthly in arrears on Prime Rate loans, and at the end of the applicable interest period (but not less frequently than every three months) on LIBOR loans and shall be calculated daily on the basis of a 360-day year for the actual number of days elapsed. Borrower may elect interest periods of one, two, three, or six months on LIBOR loans. The maximum number of LIBOR loans outstanding at any time shall not exceed five.

Default Rate:            2% above the stated interest rate.

Security:                A perfected  security  interest in all presently  owned
                         and   hereafter   acquired   assets  of  Borrower   and
                         Guarantors  and a perfected  pledge of all  outstanding
                         capital  stock  or  other  beneficial  interest  of the
                         Borrower,   and  each  of  its  direct   and   indirect
                         subsidiaries (the "Collateral"). Liens and/or security interests on the Collateral by other parties would be prohibited without the prior written consent of Agent.

Collections:             Borrower  shall,  on a daily  basis,  (i) transfer to a
                         concentration account at a bank acceptable to Agent all
                         cash  receipts of  Borrower,  and (ii) all funds in the
                         concentration account shall be transferred to Agent and
                         shall be applied,  at the  direction  of the Agent,  to
                         reduce the outstanding  principal and interest on loans
                         under  the   Revolving   Credit   Facility   and/or  to
                         collateralize Letters of Credit issued in connection with the Revolving Credit Facility. For the purpose of calculating interest, all proceeds received by Agent shall be credited to Borrower's loan account on the same business day upon Agent's receipt of immediately available federal funds.

Financial
Covenants:               Standard  for  transactions  of this  type as Agent may
                         require.   Preliminarily,   Agent   expects   that  the
                         financial covenants shall include, but not be limited to: minimum Fixed Charge Coverage; minimum EBITDA;
                         maximum Total Leverage  Ratio;  maximum Senior Leverage
                         Ratio;  maximum annual permitted Capital  Expenditures;
                         and maximum annual permitted Capital Leases.

Other Indebtedness:      The Credit  Facilities  shall be the only  funded  debt
                         allowed to be incurred by Borrower except for specific amounts of indebtedness that may be specified in the credit agreement.

Other Representations,
Warranties and
Covenants:               Standard  for  transactions  of this  type,  including,
                         without   limitation,   periodic   (including  monthly,
                         quarterly and annual) financial reporting requirements.

Unused Line Fee:         1/2 of 1% per annum,  on the average  daily  balance of
                         the unused portion of the Revolving Credit Facility, payable monthly in arrears.

Letter of Credit Fee:    3.5% per annum on the  average  undrawn  face amount of
                         letters  of credit,  payable  monthly  in  arrears.  In
                         addition,   Borrower  shall  pay  any  fees,  costs  or
                         expenses (including fronting fees) due to banks for any bank letters of credit issued for Borrower's account.

Other Fees:              Borrower shall pay to GMAC CF, for its own account, the
                         fees set forth in the Fee Letter  dated as of  November
                         23, 2005 entered into by Richard Saker, the Borrower and GMAC CF.

Conditions Precedent
to Closing of the
Credit Facilities:       Conditions  precedent to closing shall include, but are
                         not limited to, the following:

                         1) The Credit Facilities shall be subject to the execution of formal Credit Agreements and other loan documentation, intercreditor agreements and opinions of counsel fully acceptable to Agent and its counsel. The documentation shall contain such terms, conditions, representations, warranties, covenants and events of default customary for loans of this type as Agent may require.

                         2) Borrower shall make available to Agent in preliminary and final form, as and when created all documents and schedules pertaining to the tender offer described in paragraph 8 below, the share exchange described in paragraph 9 below, the Acquisition and all related transactions (collectively, the "Transactions"). All such documents and all terms and conditions of the contemplated Transactions shall be acceptable to Agent.

                         3) There shall have been no material adverse change in the business, operations, assets, properties, liabilities, profits, prospects or financial position of the Borrower (including Foodarama and its subsidiaries), as determined by the Agent in its sole discretion.

                         4) Each Borrower and each Guarantor shall be required to satisfy Agent on the closing date that after giving effect to the Transactions, it is solvent, able to meet its obligations as they mature and has sufficient capital to enable it to operate its business.

                         5) Borrower's (including Foodarama and its subsidiaries') capital, organization, ownership and legal structure must be satisfactory to Agent (it being confirmed that the contemplated organization, ownership and legal structure reflected in the written materials delivered by Borrower to Agent on or before the date hereof is generally satisfactory to Agent) and not impair the ability of the Agent to enforce its claims against the collateral; all collateral must be freely pledgeable as collateral security for the Credit Facilities and all loans under the Credit Facilities and use of loan proceeds must be in compliance with all federal and state securities laws (including, without limitation, Sarbanes Oxley and Regulation U).

                         6) No Borrower (including Foodarama and its subsidiaries) or Guarantor (or any officer or affiliate thereof) is or shall become sanctioned or targeted under any Federal regulation governing Foreign Asset Control, or any other comparable statute or regulation.

                         7) SHC shall be capitalized by the Saker Family with not less than 43% of the presently outstanding capital stock of Foodarama.

                         8) Foodarama's Board of Directors (a) shall have received and accepted a fairness opinion from a financial advisor reasonably acceptable to Agent endorsing the fairness to Foodarama's minority stockholders of the terms of SHC's tender offer for Foodarama and (b) shall have approved and endorsed SHC's tender offer for Foodarama, the share exchange described in paragraph 9 below and all other Transactions.

                         9) Prior to being able to draw on the Credit Facilities, (a) SHC must own and/or have tendered to it an amount of Foodarama's capital stock which would allow a short form merger between SHC and Foodarama, (b) the Foodarama share exchange contemplated by SHC shall have been approved by all necessary shareholder and other action and
                               (c) SHC and Foodarama shall have entered into a short form merger agreement, effective post-share exchange. All conditions under applicable contract and applicable securities and other law (including, without limitation, federal going private laws and regulations) to the consummation of the Transactions shall have been satisfied pursuant to terms disclosed to, and acceptable to, Agent, and the Agent shall have received evidence satisfactory to it that the consummation of the Transactions shall not violate any requirements or provisions of applicable contract or applicable securities and other law.

Assignments/
Syndication:             GMAC CF  shall  have  the  right  at any  time to sell,
                         assign or transfer any portion of the Credit Facilities
                         to one or more other lenders. Any commitment of GMAC CF
                         with respect to the Credit  Facilities shall be subject
                         to there being no material  disruption  of, or material
                         adverse  change in, the  financial,  banking or capital
                         markets that could,  in GMAC CF's judgment,  materially
                         impair  GMAC  CF's  ability  to  syndicate  the  Credit
                         Facilities.  GMAC CF  intends to  syndicate  the Credit
                         Facilities to other financial  institutions  identified
                         by it in consultation  with SHC prior to,  concurrently
                         with  or  subsequent  to,  the  closing  of the  Credit
                         Facilities.  GMAC  CF  may  initiate  discussions  with
                         potential  lenders  relating to the  syndication of the
                         Credit  Facilities  upon your execution of this letter.
                         To actively assist GMAC CF in its syndication  efforts,
                         Borrower  (including  Foodarama  and its  subsidiaries)
                         agrees (i) to provide and cause its advisors to provide
                         GMAC  CF and  other  proposed  syndicate  members  upon
                         request,  with  all  information  with  respect  to the
                         business  of  Borrower  (including  Foodarama  and  its
                         subsidiaries  and affiliates)  that is deemed necessary
                         by  GMAC  CF to  complete  the  syndication  including,
                         without   limitation,    all   financial   information,
                         evaluations   and  projections  as  may  reasonably  be
                         requested    by   GMAC   CF,    subject   to   standard
                         confidentiality
                         limitations  to be agreed upon;  (ii) to assist GMAC CF
                         upon its request in the  preparation  of an information
                         memorandum   to  be  used  in   connection   with   the
                         syndication  of the  Credit  Facilities,  and  (iii) to
                         otherwise  assist GMAC CF in its  syndication  efforts,
                         including  by making  officers of  Borrower  (including
                         officers of Foodarama and its  subsidiaries)  and their
                         respective  affiliates  available  from time to time to
                         attend and make  presentations  regarding  the business
                         and  prospects  of  Borrower   (including  officers  of
                         Foodarama and its subsidiaries), as appropriate, at one or more meetings or conference calls with potential lenders.

                         GMAC CF may change pricing or make structural changes to the Credit Facilities described above if GMAC CF determines, before or after the closing date, that such changes are reasonably required in order to ensure the Successful Syndication of the Credit Facilities on terms that are acceptable to GMAC CF. A Successful Syndication is defined as one in which GMAC CF holds an aggregate commitment under the Credit Facilities of not more than $45,000,000 no later than ninety (90) days after the closing date.

By signing this letter, Richard Saker and Borrower each jointly and severally agree to pay on demand all costs, fees and expenses incurred or to be incurred by Agent and/or any Lender who has committed on or before the date of this letter to provide all or part of Term Loan B in connection with the consideration, examination, review, documentation, administration, syndication and/or closing of the Credit Facilities, including but not limited to auditor fees, counsel fees, appraisers' fees and all other out-of-pocket expenses relating to any of the foregoing, whether or not the financing transaction contemplated by this letter shall be closed, and whether or not any terms, conditions, and/or requirements herein are hereafter modified.

In addition, by signing this letter, Richard Saker and Borrower each jointly and severally agree that so long as GMAC CF is proceeding in good faith to complete the transaction described herein, GMAC CF shall have the exclusive right to provide the financing described in this letter.

Richard Saker and Borrower each jointly and severally agree to indemnify Agent and each Lender with respect to any third party claims made against Agent and Lenders arising out of this letter, except to the extent a court of competent jurisdiction by final nonappealable order holds that such claims arose out of Agent's or Lender's gross negligence or willful misconduct and further agree that in any action arising from an alleged breach of this letter the only damages that may be sought are those which are direct and reasonably foreseeable as the probable result of any breach hereof and any right to indirect, special or punitive damages or lost anticipated profits is hereby waived.

This letter will be governed by the laws of the State of New York (without regard to the conflicts of laws thereof). THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF THIS LETTER.

This letter has been issued in reliance upon the accuracy of all information furnished to GMAC CF by or on behalf of the Borrower (including Foodarama and its subsidiaries) and is delivered to SHC on the condition that neither it, any related fee letter, any related proposal letter nor their contents or their substance, will be disclosed to any third party except those in a confidential relationship to SHC and as SHC may be legally compelled to disclose same (including, without limitation, by way of deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or federal or state securities laws) without the prior written consent of GMAC CF. No disclosure shall be made to any other financial institution or intermediary. In addition, no portion of this letter or any fee letter may be relied upon by any third party, nor is the commitment hereunder with respect to the Credit Facilities assignable by the Borrower, in whole or in part, to any third party.

GMAC CF reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that Borrower (including Foodarama and its subsidiaries) or Richard Saker prepares that contain GMAC CF's or any affiliate's name or describe GMAC CF's financing commitment.

Please acknowledge the agreement of Richard Saker and the Borrower with the foregoing by signing and returning, by March 1, 2006, each of the enclosed copy of this letter, and a copy of the Fee Letter dated as of November 23, 2005. Expense deposits may be required as we proceed with further due diligence and when we commence legal documentation. Any unused portion of expense deposits received will be either credited to the fees payable upon closing or refunded after all reimbursable expenses incurred by Agent in connection with the Credit Facilities have been reimbursed and all fees due hereunder have been paid. This commitment shall be null and void if it is not accepted by Richard Saker and Borrower by the date set forth above and, if accepted as aforesaid, the commitment of GMAC CF under this letter with respect to the Credit Facilities shall expire on June 30, 2006, unless extended by GMAC CF in its sole discretion.

The terms and conditions set forth in this letter supersede any and all prior discussions between GMAC CF, Richard Saker and Borrower (including Foodarama and its subsidiaries) relating to the subject matter hereof, that certain commitment letter dated November 23 2005 by GMAC CF to Borrower and Richard Saker and that certain proposal letter issued on August 11, 2005 by GMAC CF to Borrower and Richard Saker.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

Upon the closing of the Credit Facilities, Richard Saker, but not the Borrower, shall be released from his obligations hereunder.

We look forward to working with you and would be happy to discuss this letter with you at your convenience.

                                             Very truly yours,

                                             GMAC Commercial Finance LLC

                                             By:
                                                 -----------------------
                                                 Name: Thomas Maiale
                                                 Title: Director

Agreed:________________________
       Richard Saker, Individually and on behalf of Borrower